AMENDMENT NO. 17

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated as of February 17, 1998, by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware trust (“AVIF”); Invesco Distributors, Inc., a Delaware corporation, Sun Life Assurance Company of Canada (U.S.) and Clarendon Insurance Agency, Inc., is hereby amended as follows:

WHEREAS, effective July 21, 2014, Sun Life Assurance Company of Canada (U.S.) will be renamed Delaware Life Insurance Company.

NOW, THEREFORE, the Parties hereby agree to amend the agreement as follows:

1.	All references to Sun Life Assurance Company of Canada (U.S.) will hereby be deleted and replaced with Delaware Life Insurance Company.

2.	The following is added under “Section 2. Processing Transactions” before Section 2.1(a).

“Notwithstanding the provisions of paragraph (b) of this Section 2.1, the Parties agree to communicate, process and settle purchase and redemption transactions for Shares (collectively, “Share transactions”) via the Fund/SERV and Networking systems of the National Securities Clearing Corporation (hereinafter, “NSCC”). Delaware Life Insurance Company and AVIF (IVIF) each represents and warrants that it: (a) is a member in good standing of the NSCC or otherwise has access to the facilities of the NSCC, (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Share transactions. AVIF (IVIF) agrees to provide Delaware Life Insurance Company with account positions and activity data relating to Share transactions via Networking. Delaware Life Insurance Company shall place trades for the previous Business Day with NSCC using Defined Contribution Clearance & Settlement (hereinafter, “DCC&S”) indicators, no later than 8:00 a.m. Central Time, and Delaware Life Insurance Company shall pay for Shares by the scheduled close of federal funds transmissions on the same Business Day on which it places an order to purchase Shares in accordance with this section. Payment shall be in federal funds transmitted by wire from the designated NSCC Settling Bank (on behalf of the Delaware Life Insurance Company).

For purposes of this Agreement, “Fund/SERV” shall mean NSCC’s system for automated, centralized processing of mutual fund purchase and redemption orders, settlement, and account registration; “Networking” shall mean NSCC’s system that allows mutual funds and life insurance companies to exchange account level information electronically; “DCC&S” shall refer to an NSCC program that facilitates the automated processing and reporting of defined contribution transactions among asset managers, plan trustees, and plan administrators, including third-party administrators; and “Settling Bank” shall mean the entity appointed by AVIF (IVIF) to perform such settlement services on behalf of AVIF (IVIF), which agrees to abide by NSCC’s then current rules and procedures insofar as they relate to same day funds settlement. In all cases, processing and settlement of Share transactions shall be done in a manner consistent with applicable law.

In the event that any Party is prohibited from communicating, processing or settling Share transactions via Fund/SERV or Networking, such Party shall notify the other Parties by 9:00 a.m. Central Time. After all Parties have been notified, the provisions of paragraphs (b) and (c) of this Section 2.1 shall apply.”

3.	Section 9 - Notices of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 9. Notices

Notices and communications required or permitted will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

AIM Variable Insurance Fund

(Invesco Variable Insurance Funds)

Invesco Distributors, Inc.

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Facsimile: (713) 993-9185

Attn: Veronica Castillo, Esq.

Delaware Life Insurance Company

96 Worcester Street, DL 1235

Wellesley Hills, MA 02481

Facsimile: 781-46-1599

Attn: General Counsel”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: September 18, 2014.

AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)

By:	/s/ Veronica Castillo	By:	/s/ John M. Zerr
Name:	Veronica Castillo	Name:	John M. Zerr
Title:	Assistant Secretary	Title:	Senior Vice President

INVESCO DISTRIBUTORS, INC.

By:	/s/ Veronica Castillo	By:	/s/ Brian C. Thorp
Name:	Veronica Castillo	Name:	Brian C. Thorp
Title:	Assistant Secretary	Title:	Vice President

DELAWARE LIFE INSURANCE COMPANY

Attest:	/s/ Maura A. Murphy	By:	/s/ Richard Termine
Name:	Maura A. Murphy	Name:	Richard Termine
Title:	Authorized Signer	Title:	Authorized Signer

CLARENDON INSURANCE AGENCY, INC.

Attest:	/s/ Maura A. Murphy	By:	/s/ James Lemkin
Name:	Maura A. Murphy	Name:	James Lemkin
Title:	Authorized Signer	Title:	Authorized Signer